Exhibit 16.1

April 12, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Signet International Holdings, Inc.

File Reference No. 000-51185

We were previously the independent registered public accounting firm for Signet International Holdings, Inc. and under the date of March 31, 2022, we reported on the consolidated financial statements of Signet International Holdings, Inc. and Subsidiaries, as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021.

Effective April 10, 2022 we were dismissed as the independent registered public accounting firm. We have read Signet International Holdings, Inc.’s disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on Signet International Holdings, Inc.'s Form 8-K dated April 10, 2022 be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

SALBERG & COMPANY, P.A.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

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